EXHIBIT 3.1

ANWORTH MORTGAGE ASSET CORPORATION

ARTICLES SUPPLEMENTARY

Anworth Mortgage Asset Corporation, a Maryland corporation, having its principal office in Santa Monica, California (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “MSDAT”) that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Sixth of the Charter of the Corporation, the Board of Directors has duly reclassified 4,000,000 shares of the Preferred Stock, par value $.01 per share, of the Corporation into 4,000,000 shares of 8.625% Series A Cumulative Preferred Stock, par value $.01 per share, of the Corporation and has provided for the issuance of such series.

SECOND: The reclassification increases the number of shares classified as 8.625% Series A Cumulative Preferred Stock from 1,150,000 shares immediately prior to the reclassification to 5,150,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Preferred Stock from 18,850,000 shares immediately prior to the reclassification to 14,850,000 shares immediately after the reclassification.

THIRD: The terms of the 8.625% Series A Cumulative Preferred Stock (including, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption) are as provided in the Articles Supplementary filed with the MSDAT on November 3, 2004 and remain unchanged by these Articles Supplementary.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, Anworth Mortgage Asset Corporation has caused these presents to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Secretary on January 19, 2005.

WITNESS:	ANWORTH MORTGAGE ASSET CORPORATION

/s/ THAD M. BROWN	By:	/s/ JOSEPH LLOYD MCADAMS
Thad M. Brown, Secretary		Joseph Lloyd McAdams, President and Chief Executive Officer

THE UNDERSIGNED, President and Chief Executive Officer of Anworth Mortgage Asset Corporation, who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ JOSEPH LLOYD MCADAMS
Joseph Lloyd McAdams, President and Chief Executive Officer